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                                                                    Exhibit 99.3

GANTOS, INC.
--------------------------------------------------------------------------------

NEWS RELEASE

CONTACT: Thomas Villano
         (203) 462-3704


               GANTOS, INC. REACHES AGREEMENT WITH CURRENT LENDERS
              FOR $40 MILLION DEBTOR-IN-POSSESSION CREDIT FACILITY
              ----------------------------------------------------

         Stamford, CT, December 30, 1999 - Gantos, Inc. today announced that it has negotiated a $40 million debtor-in possession (DIP) credit facility with its current lenders, Foothill Capital Corporation and Paragon Capital, LLC, to fund its operations during the voluntary reorganization period. Gantos filed a voluntary reorganization petition under Chapter 11 of the U.S. Bankruptcy Code on December 28, 1999 (U.S. Bankruptcy Court for the District of Connecticut at Bridgeport, Case No. 99-51806-AHWS). The DIP credit facility contains similar terms to Gantos' pre-filing credit facility with its lenders, including similar borrowing base calculations. The judge presiding over the filing, Chief U.S. Bankruptcy Judge Alan H.W. Schiff, approved of Gantos' use of the DIP credit facility on an interim basis through January 18, 2000. It is expected that final approval by the U.S. Bankruptcy Court of the DIP credit facility will be received on January 18, 2000.


         Arlene Stern, Chief Executive Officer, said: "The financial support from Foothill and Paragon will provide Gantos with sufficient availability to continue in the ordinary course of its


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operations, while senior management assesses and restructures its debt in an effort to emerge from Chapter 11 as a stronger and more competitive retailer. The DIP credit facility will help ensure that there will be no disruption to our customers and that our vendors and suppliers will be reimbursed in a timely manner for all merchandise and services provided to Gantos while it is in Chapter 11."

         This news release contains forward-looking statements, which are based on Gantos' expectations and are subject to a number of risks and uncertainties, certain of which are beyond Gantos' control. Actual results could vary materially from expected results due to a variety of factors, including, but not limited to, Gantos' ability to obtain final approval from the U.S. Bankruptcy Court for the DIP credit facility, Gantos' ability to satisfy the terms and conditions of the DIP credit facility, Gantos' ability to stem recurring losses from operations, the general performance of the economy, specifically as it affects the retail apparel industry, Gantos' comparable store sales changes, Gantos' ability to obtain merchandise, and other factors applicable to Gantos and its business referred to in the Securities and Exchange Commission filings of Gantos, particularly Gantos' Annual Report on Form 10-K for the year ended January 30, 1999 and Gantos' Quarterly Reports on Form 10-Q for the periods ended May 1, 1999, July 31, 1999 and October 30, 1999.

         Gantos, Inc. is a specialty retailer of quality women's wear and accessories. The Company currently operates 117 stores in 24 states.